Houston Wire & Cable Company Reports Results for the Third Quarter of 2012

HOUSTON, TX -- (Marketwire - November 09, 2012) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the third quarter ended September 30, 2012.

Selected highlights were:

  Sales of $96.1 million
  Gross margin reached 22.5%
  Operating margins reached 7.4%
  Net income of $4.2 million
  Diluted EPS of $0.24
  Declared dividends totaling $0.09 cents per share

Third Quarter Summary

Jim Pokluda, President and Chief Executive Officer commented, "The markets for our products in the third quarter remained inconsistent, as different parts of the country and industries experience economic recovery at different rates. While I am encouraged by the performance of our largest regions, which saw robust sales and delivered positive growth during the quarter, demand in smaller markets remained uneven, and we continue to experience regional sales performance differentials. Comparisons with the prior year period remain difficult, as the third quarter of 2011 had the highest sales in the history of the Company and included significant mega project sales. When adjusted for an estimated 6% negative impact from metals price fluctuations, we estimate that revenues were down just over 3% year-over-year and essentially flat sequentially.

Similar to our experience in the second quarter, notwithstanding inconsistent market conditions and related customer activity, key performance metrics including opportunity pipeline and sequential transactional activity continued to grow. We added 76 new customers during the quarter, which we believe will drive further share gains and continued to invest in more sales and marketing resources, new products and broader geographic coverage. We believe this is the prudent approach to strengthen the company, and to generate long term results for our investors. We are encouraged by these positive trends; however, we remain mindful that our performance, to varying degrees, will remain a function of post-recession recovery and market strength."

Gross margin was 22.5%, or 80 basis points higher than prior year period. While it fell 20 basis points sequentially, gross margin continued the recent overall trend of exceeding the prior year's margin.

Operating expenses decreased by 1.1% or $0.2 million, primarily due to lower commissions, offset by an increase in salaries. On a sequential basis operating expenses decreased by 1.8% or $0.3 million. The quarterly decrease in sales impacted operating margins which fell from 7.9% in 2011 to 7.4% in 2012 and sequentially from 7.7%.

Interest expense of $0.3 million was lower than the $0.4 million in prior year period. While the average debt levels increased from $61.9 million in 2011 to $62.6 million in the third quarter of 2012, the effective interest rate declined from 2.3% in 2011 to 2.0% in 2012. The effective tax rate for the quarter of 38.0% remained in line with the 2011 annual rate and with the 38.1% level in the comparable 2011 quarter. On a sequential basis the decline from the 38.6% in the second quarter, was due to the impact of lower state taxes.

Net income decreased by 14.8% or $0.7 million from 2011 and sequentially by 4.3% or $0.2 million. Diluted earnings per share were $0.24, compared to the $0.25 on a sequential basis.

Nine month summary

Sales activity within the five long-term growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, remained active and were largely driven by multiple small to medium sized project orders. Large projects, while still present, were fewer than the prior year period and sales volume to a large extent was replaced by an increase in smaller projects centered around industrial manufacturing, alternative fuel and natural gas power generation and up-stream, mid-stream and down-stream hydrocarbon extraction, transfer and refining.

Although daily sales for the period remained inconsistent, and primarily a function of post-recession geographic strength, positive momentum involving increased MRO order count continued during the period. We estimate sales declines from the prior year period were equally dispersed between project and MRO markets. For the nine month period, management estimates that metals market price fluctuations negatively impacted revenues by approximately 3%.

Gross margins, at 22.5%, improved 20 basis points over the prior year period. "Market conditions continue to place pressure on our margins, but I am pleased that we have been able to maintain the overall higher margin trend compared with the prior year," said Mr. Pokluda. Gross profit dollars decreased by $4.0 million or 5.8% primarily due to lower sales.

Operating expenses increased by 6.4% or $2.6 million in the current year. Excluding the impact of a $1.7 million expense reversal in 2011 resulting from a stock compensation adjustment, operating expenses increased, 2.2% or $0.9 million, primarily due to the impact of the higher headcount and higher consulting and professional fees.

Interest expense of $0.9 million was lower than the prior year's $1.1 million as average debt levels fell by 5.5% from $60.4 million in 2011 to $57.0 million in 2012 and interest rates decreased from 2.3% to 2.1%. The effective tax rate for the period of 38.4% was in line with both the prior year period and the 2011 annual rate.

Net income for the period of $12.7 million fell 18.7% from the $15.6 million level (excluding the impact of the stock compensation reversal) in the prior year period.

Conference Call

The Company will host a conference call to discuss third quarter results on Friday, November 9, 2012 at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until November 16, 2012.

Replay, Toll-Free #: (855) 859-2056
Replay, Toll #: (404) 537-3406
Conference ID # 55310663

About the Company

With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                               September 30,   December 31,
                                                    2012           2011
                                               -------------  -------------
                                                (unaudited)
Assets
Current assets:
  Accounts receivable, net                     $      67,076  $      59,731
  Inventories, net                                    89,117         69,517
  Deferred income taxes                                2,342          2,268
  Income taxes                                           148          1,693
  Prepaids                                               869            828
                                               -------------  -------------
Total current assets                                 159,552        134,037

Property and equipment, net                            5,853          6,029
Intangible assets, net                                12,400         13,700
Goodwill                                              25,082         25,082
Other assets                                             200            305
                                               -------------  -------------
Total assets                                   $     203,087  $     179,153
                                               =============  =============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                               $       3,498  $       2,270
  Trade accounts payable                              13,260         10,099
  Accrued and other current liabilities               13,395         19,101
                                               -------------  -------------
Total current liabilities                             30,153         31,470

Debt                                                  64,993         47,967
Other long term obligations                              111            128
Deferred income taxes                                  1,690          2,250
                                               -------------  -------------
Total liabilities                                     96,947         81,815
                                               -------------  -------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                             0              0
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares
   issued: 17,830,595 and 17,811,806
   outstanding at September 30, 2012 and
   December 31, 2011, respectively                        21             21
  Additional paid-in-capital                          56,281         55,760
  Retained earnings                                  101,476         93,588
  Treasury stock                                     (51,638)       (52,031)
                                               -------------  -------------
Total stockholders' equity                           106,140         97,338
                                               -------------  -------------
Total liabilities and stockholders' equity     $     203,087  $     179,153
                                               =============  =============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                Three Months Ended      Nine Months Ended
                                  September 30,           September 30,
                             ----------------------- -----------------------
                                 2012        2011        2012        2011
                             ----------- ----------- ----------- -----------

Sales                        $    96,113 $   105,782 $   288,657 $   308,929
Cost of sales                     74,501      82,776     223,655     239,951
                             ----------- ----------- ----------- -----------
Gross profit                      21,612      23,006      65,002      68,978

Operating expenses:
  Salaries and commissions         7,478       7,823      22,402      20,542
  Other operating expenses         6,256       6,071      18,918      18,114
  Depreciation and
   amortization                      722         726       2,194       2,251
                             ----------- ----------- ----------- -----------
Total operating expenses          14,456      14,620      43,514      40,907
                             ----------- ----------- ----------- -----------

Operating income                   7,156       8,386      21,488      28,071
Interest expense                     334         371         929       1,099
                             ----------- ----------- ----------- -----------
Income before income taxes         6,822       8,015      20,559      26,972
Income taxes                       2,590       3,050       7,890      10,347
                             ----------- ----------- ----------- -----------
Net income                   $     4,232 $     4,965 $    12,669 $    16,625
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.24 $      0.28 $      0.71 $      0.94
                             =========== =========== =========== ===========
  Diluted                    $      0.24 $      0.28 $      0.71 $      0.93
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,732,715  17,685,211  17,719,005  17,677,514
                             =========== =========== =========== ===========
  Diluted                     17,814,499  17,814,181  17,811,844  17,802,021
                             =========== =========== =========== ===========

Dividend declared per share  $      0.09 $      0.09 $      0.27 $     0.265
                             =========== =========== =========== ===========

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)

                                                        Nine Months
                                                    Ended September 30,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------

Operating activities
Net income                                     $      12,669  $      16,625
Adjustments to reconcile net income to net
 cash used in operating activities:
  Depreciation and amortization                        2,194          2,251
  Amortization of capitalized loan costs                  14             61
  Amortization of unearned stock compensation            809           (968)
  Provision for doubtful accounts                        (19)            41
  Provision for returns and allowances                   (44)           108
  Provision for inventory obsolescence                   563            778
  Deferred income taxes                                 (640)           135
  Changes in operating assets and liabilities:
    Accounts receivable                               (7,282)        (2,270)
    Inventories                                      (20,163)        (7,062)
    Prepaids                                             (41)          (343)
    Other assets                                          91           (139)
    Book overdraft                                     1,228           (525)
    Trade accounts payable                             3,161         (6,459)
    Accrued and other current liabilities             (5,706)        (1,384)
    Income taxes                                       1,542         (1,584)
    Other long term obligations                          (17)           (10)
                                               -------------  -------------
Net cash used in operating activities                (11,641)          (745)

Investing activities
  Expenditures for property and equipment               (718)          (749)
  Cash paid for acquisition                                0           (343)
                                               -------------  -------------
Net cash used in investing activities                   (718)        (1,092)

Financing activities
  Borrowings on revolver                             302,142        317,572
  Payments on revolver                              (285,116)      (311,197)
  Proceeds from exercise of stock options                137            112
  Excess tax benefit for stock options                    34             37
  Payment of dividends                                (4,781)        (4,684)
  Purchase of treasury stock                             (57)            (3)
                                               -------------  -------------
Net cash provided by financing activities             12,359          1,837
                                               -------------  -------------

Net change in cash                                        --             --
Cash at beginning of period                               --             --
                                               -------------  -------------

Cash at end of period                          $          --  $          --
                                               =============  =============

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com